Exhibit 99.1

News From

Walgreen Co. Corporate Communications  ● 200 Wilmot Road ● Deerfield, Ill. 60015 ● (847) 914-2500

Media Contact:	Tiffani Washington, 847-914-2925
Investor Contacts:	Rick Hans, CFA, 847-914-2385
Lisa Meers, CFA, 847-914-2361

FOR IMMEDIATE RELEASE	http://news.walgreens.com
www.twitter.com/WalgreensNews

Walgreen Co. Reports Second Quarter 2010 Earnings Per Diluted Share of 68 Cents;
Results Include 2 Cents Per Diluted Share of Restructuring Costs

●	Second quarter sales up 3.1 percent to record $17.0 billion

●	Strong cash flow from operations continues with $595 million for the quarter

●	Net earnings for the first half increase 10.5 percent to $1.16 billion

DEERFIELD, Ill., March 23, 2010 – Walgreens (NYSE, NASDAQ: WAG) today announced earnings and sales for the second quarter of fiscal year 2010.

Net earnings for the quarter ended Feb. 28 were $669 million, a 4.6 percent increase from $640 million in the same quarter a year ago. Earnings per diluted share were 68 cents, a 4.6 percent increase from 65 cents per diluted share a year ago. Second quarter 2010 results include the impact of 2 cents per diluted share in restructuring and related costs associated with the company’s Rewiring for Growth initiative. Cash flow from operations for the quarter reached $595 million.

“During the quarter we continued to make progress in executing our key strategies for growth,” said Walgreens President and CEO Greg Wasson. “We generated significant cash flow, despite the impact of a sluggish economy and lower-than-anticipated sales of flu-related products.”

First half 2010 net earnings increased 10.5 percent to $1.16 billion or $1.17 per diluted share versus last year’s $1.05 billion or $1.06 per diluted share. First half results include the impact of 5 cents per diluted share in restructuring and related costs associated with Rewiring for Growth.

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“As much as the early flu season helped our first quarter results, it hurt our second quarter results,” said Wasson. “Overall though, we’re pleased to report a sales increase of more than 6 percent and a double digit earnings increase for the first half of the fiscal year.”

Financial Highlights

Second quarter sales increased 3.1 percent from the prior-year quarter to $17.0 billion, while first half sales grew 6.1 percent to $33.4 billion. Total sales in comparable stores (those open at least a year) decreased 0.2 percent in the quarter, while front-end comparable store sales decreased 1.6 percent. Front-end sales were impacted by continued weak demand for discretionary goods and by lower demand for cough, cold and flu-related products compared with the year ago quarter.

Prescription sales, which accounted for 63.3 percent of sales in the quarter, climbed 3.2 percent, while prescription sales in comparable stores increased 0.6 percent. The company’s number of prescriptions filled increased 6.0 percent over last year’s second quarter, including 0.9 percentage point due to more patients filling 90-day prescriptions, which are counted as three 30-day prescriptions. The company exceeded by 3.8 percentage points the industry-wide prescription growth rate, excluding Walgreens, during the same period as reported by IMS Health. As of Feb. 28, Walgreens increased its retail pharmacy market share 60 basis points from a year ago to 18.9 percent.

Pharmacy sales were impacted by lower incidences of flu versus the year-ago quarter. According to the Centers for Disease Control and Prevention (CDC), the percentage of physician visits by patients with flu-like symptoms fell from a record 7.7 percent in late October to 1.8 percent in late February, the typical peak of the flu season. That’s well below the 3.5 percent of flu-related visits the previous February and 6.0 percent two years ago.

Selling, general and administrative expense dollars in the second quarter grew 5.1 percent over the year-ago period. SG&A restructuring costs related to Rewiring for Growth were $22 million in this year’s quarter and $82 million in the year-ago quarter.

Total expense growth was offset by savings from Rewiring for Growth in store payroll and expense initiatives. Rewiring for Growth remains on track to deliver $1 billion in pre-tax cost savings beginning in fiscal 2011.

Gross profit margins increased 0.5 percentage points versus the year-ago quarter to 28.8 as a percent to sales.  Helping overall margins were fewer front-end markdowns versus the year-ago quarter, a lower provision for LIFO and lower Rewiring for Growth expenses, while retail pharmacy margins were flat.

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“We made a strategic decision to buy less seasonal inventory, which led to fewer markdowns and helped strengthen our margins,” Wasson said. “We continue to have a relentless focus on cost reduction and cash flow, allowing us to make strategic investments and return $656 million in cash to shareholders in the first half of the fiscal year through a combination of share repurchases and dividends.”

Building on the company’s core strategies

During the quarter, Walgreens continued to make solid progress in executing its three core growth strategies – to leverage the best store network in America, enhance the customer experience and drive cost reductions and productivity gains.

In February, Walgreens announced a definitive agreement to acquire New York-based drugstore chain Duane Reade. The transaction is expected to close this fiscal year.

“This transaction gives us a leading position in the largest drugstore market in the U.S.,” said Wasson. “We see significant complementary strengths between Duane Reade’s focus on urban retailing, customer loyalty and private brand products and our own expertise in pharmacy, health and wellness and customer centric retailing. Together we intend to build a unique urban drugstore proposition that strengthens our position as the most convenient provider of pharmacy, health and wellness services in the country.”

During the quarter, Walgreens opened or acquired 41 new drugstores (a net gain of 33 after relocations and closings) compared with 57 (or a net gain of 48) in the year ago quarter. Walgreens expects organic store growth of between 4.5 and 5 percent in fiscal 2010 and between 2.5 and 3 percent annually beginning in 2011.

Among the transactions completed in the quarter are the purchase of the assets of 12 Eaton Apothecary pharmacies in the Boston area; agreements to acquire three El Amal pharmacies in Puerto Rico, along with prescription files associated with 11 other El Amal pharmacies; and the pharmacy business and certain other assets of 25 company-owned Snyder’s Drug Stores in Minnesota. In addition, Walgreens announced last week an agreement with USA Drug to acquire the prescription files associated with 17 pharmacies in the Memphis area.

Walgreens Customer Centric Retailing (CCR) initiative continues to progress. This new store format, now introduced at nearly 700 locations, features improved product assortment, category adjacencies and customer sightlines, with a fresh interior décor package rolling out this spring.  The company expects to have the new format in 2,500 to 3,000 stores by the end of fall 2010.

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 “Shoppers are reacting positively to our CCR format,” said Wasson. “As we’ve said before, this is an ongoing process with many checkpoints along the way to allow us the opportunity to tweak and refine as needed. As we move into the next phase, we’ll continue to build sales, take work out of stores, lower inventory and most importantly, improve our customers’ overall shopping experience.”

Also during the quarter, Walgreens restructured its health care divisions to support its integrated “Pharmacy, Health and Wellness Solutions” offering to employers, managed care organizations, pharmacy benefit managers and government clients.

“In the past several years, we’ve developed a broad set of quality, affordable and accessible pharmacy, health and wellness services unmatched in our industry,” said Wasson. “We are integrating Walgreens 70,000 health care providers, on the front lines of health care across the organization, with a unified sales team offering these services to payers as a single, seamless integrated solution.”

Walgreens also continued to grow its specialty pharmacy business in the quarter, acquiring prescription files from SpecialtyScripts LLC, a subsidiary of Cardinal Health.   SpecialtyScripts provides services for chronic illnesses and complex diseases such as hepatitis C, psoriasis, rheumatoid arthritis and cancer.

Additionally, the company launched Walgreens Optimal Wellness program, a self-care educational program for patients with chronic medical conditions.  The program was initially focused on type 2 diabetes, and is one of the ways Walgreens is transforming community pharmacy by expanding the role pharmacists play as a trusted health care provider.

This patient-centric approach has earned Walgreens recognition from Fast Company magazine as one of the health care industry’s most innovative companies in its recent "Fast 50" issue.

“Our compelling growth strategies, solid execution and financial flexibility position us well for sustained value creation for shareholders,” said Wasson.

At Feb. 28, Walgreens operated 7,680 locations in all 50 states, the District of Columbia, Puerto Rico and Guam. That includes 7,180 drugstores, as well as worksite health centers, home care facilities and specialty, institutional and mail service pharmacies. Its Take Care Health Systems subsidiary manages more than 700 in-store convenient care clinics and worksite health and wellness centers.

Walgreens will hold a one-hour conference call to discuss the second quarter results beginning at 8:30 a.m. Eastern time today, March 23. The conference call will be simulcast through Walgreens investor relations Web site at: http://investor.walgreens.com. A replay of the conference call will be archived on the Web site for 12 months after the call. A podcast also will be available on the investor relations Web site.

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The replay also will be available from 11:30 a.m. Eastern time, March 23 through March 30 by calling 888-203-1112 within the U.S. and Canada, or 719-457-0820 outside the U.S. and Canada, using replay code 6506894.

This news release may contain forward-looking statements that involve risks and uncertainties. The following factors could cause results to differ materially from management expectations as projected in such forward-looking statements: seasonal variations, competition, risks of new business areas, the availability and cost of real estate and construction, and changes in federal or state legislation or regulations. Investors are referred to the “Cautionary Note Regarding Forward-Looking Statements” in the Company’s most recent Form 10-K, which Note is incorporated into this news release by reference.

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WALGREEN CO. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS
(UNAUDITED)
(In Millions, Except Per Share Amounts)

	Three Months Ended		Six Months Ended
	February 28,	February 28,	February 28,	February 28,
	2010	2009	2010	2009

Net sales	$16,987	$16,475	$33,351	$31,422

Cost of sales (1)	12,090	11,818	23,916	22,614
Gross Profit	4,897	4,657	9,435	8,808
Selling, general and administrative expenses	3,811	3,627	7,553	7,109
Operating Income	1,086	1,030	1,882	1,699

Interest expense, net	22	20	43	35

Earnings Before Income Tax Provision	1,064	1,010	1,839	1,664
Income tax provision	395	370	681	616
Net Earnings	$669	$640	$1,158	$1,048
Net earnings per common share:
Basic	$.68	$.65	$1.17	$1.06
Diluted	$.68	$.65	$1.17	$1.06

Dividends declared	$.1375	$.1125	$.2750	$.2250

Average shares outstanding	982.9	988.0	986.6	988.5
Dilutive effect of stock options	6.9	.9	5.8	1.7
Average shares outstanding assuming dilution	989.8	988.9	992.4	990.2

	Percent to Sales
Net sales	100.0%	100.0%	100.0%	100.0%

Cost of sales	71.2	71.7	71.7	72.0
Gross Margin	28.8	28.3	28.3	28.0
Selling, general and administrative expenses	22.4	22.0	22.7	22.6

Interest expense, net	.1	.2	.1	.1

Earnings Before Income Tax Provision	6.3	6.1	5.5	5.3

Income tax provision	2.4	2.2	2.0	2.0
Net Earnings	3.9%	3.9%	3.5%	3.3%

(1) Fiscal 2010 second quarter includes a LIFO provision of $27 million versus $49 million in the previous year.
      Fiscal 2010 six months includes a LIFO provision of $61 million versus $92 million in the previous year.

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WALGREEN CO. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
(UNAUDITED AND SUBJECT TO RECLASSIFICATION)
(In Millions)

	February 28,	February 28,
	2010	2009
Assets
Current Assets:
Cash and cash equivalents	$2,501	$909
Short-term investments	600	650
Accounts receivable, net	2,694	2,836
Inventories	7,200	7,584
Other current assets	164	203
Total Current Assets	13,159	12,182
Non-Current Assets:
Property and Equipment, at cost, less
accumulated depreciation and amortization	10,891	10,387
Goodwill	1,480	1,451
Other non-current assets	804	805
Total Non-Current Assets	13,175	12,643
Total Assets	$26,334	$24,825
Liabilities and Shareholders' Equity
Current Liabilities:
Short-term borrowings	$8	$12
Trade accounts payable	4,611	4,934
Accrued expenses and other liabilities	2,415	2,087
Income taxes	263	228
Total Current Liabilities	7,297	7,261
Non-Current Liabilities:
Long-term debt	2,347	2,332
Deferred income taxes	253	166
Other non-current liabilities	1,489	1,387
Total Non-Current Liabilities	4,089	3,885

Shareholders' Equity	14,948	13,679

Total Liabilities and Shareholders' Equity	$26,334	$24,825

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WALGREEN CO. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(UNAUDITED AND SUBJECT TO RECLASSIFICATION)
(In Millions)

	Six Months Ended
	February 28,	February 28,
	2010	2009

Cash flows from operating activities:
Net earnings	$1,158	$1,048
Adjustments to reconcile net earnings to net cash provided by operating activities -
Depreciation and amortization	505	477
Deferred income taxes	(26)	23
Stock compensation expense	45	49
Income tax savings from employee stock plans	2	-
Other	6	7
Changes in operating assets and liabilities -
Accounts receivable, net	(144)	(348)
Inventories	(382)	(298)
Other assets	31	18
Trade accounts payable	302	638
Accrued expenses and other liabilities	14	(144)
Income taxes	174	291
Other non-current liabilities	78	(21)
Net cash provided by operating activities	1,763	1,740
Cash flows from investing activities:
Purchases of short-term investments – held to maturity	(1,200)	(1,150)
Proceeds from sale of short-term investments – held to maturity	1,100	500
Additions to property and equipment	(524)	(1,092)
Proceeds from sale of assets	19	29
Business and intangible asset acquisitions, net of cash received	(116)	(183)
Net cash used for investing activities	(721)	(1,896)
Cash flows from financing activities:
Net payments from short-term borrowings	-	(70)
Net proceeds from issuance of long-term debt	-	987
Stock purchases	(447)	(140)
Proceeds related to employee stock plans	102	77
Cash dividends paid	(272)	(223)
Other	(11)	(9)
Net cash provided by (used for) financing activities	(628)	622
Changes in cash and cash equivalents:
Net increase in cash and cash equivalents	414	466
Cash and cash equivalents at beginning of year	2,087	443
Cash and cash equivalents at end of year	$2,501	$909

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